American College of Cardiology 2007
ACC.07
56th Annual Scientific Session
March 24 to 27, 2007
New Orleans

Tuesday, March 27, 8:30 AM CDT
Presentation Number: 414-7

CONTACT:

Leslie Humbel, 202-955-6222
lumbel@spectrumscience.com

Amy Murphy, 202-375-6476
amurphy@acc.org

In New Orleans (March 24-27):
Marriott Convention Center
504-613-2418

DATA FROM MERLIN TIMI-36 STUDY PROVIDES NEW SAFETY AND EFFICACY DATA FOR UNIQUE ANTI-ANGINAL THERAPY

New Orleans, LA

March 27, 2007

Chest pain due to a shortage of blood in the heart, known as angina, is a condition that affects millions of Americans. The most recently approved new pharmaceutical approach to treat chronic angina is a novel drug called ranolazine, which was approved in 2006 for use as second line therapy in patients who continue to experience angina despite treatment with another class of anti-anginal medication. This restriction is due to theoretical safety concerns associated with small EKG changes noted in patients taking ranolazine.

Accordingly, the Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes (MERLIN TIMI-36) study, presented today at the American College of Cardiology's 56th Annual Scientific Session, had the dual objectives to provide new long-term safety data on ranolazine in a high-risk population of patients with acute coronary syndromes (ACS) and to study the drug's efficacy in a broad population of people with unstable angina due to ACS. ACC.07 is the premier cardiovascular medical meeting, bringing together cardiologists and cardiovascular specialists from around the world to further breakthroughs in cardiovascular medicine.

The efficacy data showed that ranolazine did not produce a statistically significant reduction in the composite endpoint of cardiovascular death, heart attack and recurrent ischemia (the primary efficacy endpoint of the study), but did show a statistically significant reduction in recurrent ischemia alone. The data showed no adverse trend in death or arrhythmia in patients receiving ranolazine.

Ranolazine is a novel anti-ischemic agent that, unlike other classes of anti-anginal therapy, does not significantly reduce heart rate or blood pressure. The MERLIN TIMI-36 study evaluated the safety and efficacy of ranolazine in the short- and long-term treatment of patients with non-ST elevation ACS.

The placebo-controlled, double-blind study enrolled 6,560 ACS patients at 440 sites in 17 countries whose EKG tests showed no ST elevation, indicating some artery blockage due to a blood clot, but not total blockage of the artery. All were treated with standard of care, including aspirin, beta-blockers, an oral anti-platelet, and anti-coagulant; many also had angioplasty or other coronary surgical procedures. The study group received 200 mg of ranolazine intravenously over one hour, followed by an 80 mg per hour infusion for up to 96 hours. The study group then took 1000 mg of oral ranolazine twice daily for approximately 12 months. The control group underwent the same intravenous and oral treatment regimen, but with placebo.

"In the high risk population enrolled in MERLIN TIMI-36, ranolazine appeared to be safe. In addition, the reduction in recurrent ischemia we observed with ranolazine provides new information regarding efficacy of ranolazine as an anti-anginal in a much broader population than has previously been studied." said David Morrow, M.D., MPH, of Brigham & Women's Hospital at Harvard Medical School and lead author of the study.

Dr. Morrow will present the results of "Evaluation of a Novel Anti-Ischemic Agent in Acute Coronary Syndromes: The Primary Results of the Metabolic Efficiency With Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes MERLIN-TIMI 36 Trial" on Tuesday, March 27 at 8:50 a.m. in Hall A.

The American College of Cardiology (www.acc.org) represents the majority of board certified cardiovascular physicians in the United States. Its mission is to advocate for quality cardiovascular care through education, research, promotion, development and application of standards and guidelines- and to influence health care policy. ACC.07 and the i2 Summit is the largest cardiovascular meeting, bringing together cardiologists and cardiovascular specialists to share the newest discoveries in treatment and prevention, while helping the ACC achieve its mission to address and improve issues in cardiovascular medicine.